Exhibit 99.1

Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Ian Clements
Executive Vice President & CFO	The Trout Group
650-244-4990	415-392-3385

FOR IMMEDIATE RELEASE

ILOPERIDONE PHASE III CLINICAL DATA DEMONSTRATE EFFICACY AND

FAVORABLE SAFETY AND TOLERABILITY PROFILE

South San Francisco, CA – December 13, 2007 – Titan Pharmaceuticals, Inc. (AMEX: TTP) announced today that data from four Phase III efficacy and safety trials demonstrate that iloperidone, an investigational atypical antipsychotic, is associated with significantly greater improvements in the symptoms of schizophrenia versus placebo and has a favorable safety and tolerability profile.

These results were included as part of the recently filed New Drug Application (NDA) for iloperidone and were presented by Titan’s corporate partner, Vanda Pharmaceuticals, Inc., for the first time this week at a major psychiatric congress. Posters containing the data presented will be posted on Vanda’s Web site, http://www.vandapharma.com, on Thursday, December 13, 2007. The U.S. Food and Drug Administration (FDA) accepted the NDA submitted by Vanda for marketing approval on November 26, 2007.

The final Phase III study conducted by Vanda evaluated the efficacy of iloperidone versus placebo in patients with schizophrenia. The study was a randomized, double-blind, placebo-controlled, multi-center, four-week inpatient study that enrolled 604 patients. Following fixed-dose titration, inpatients were randomized to receive iloperidone at 24 mg/day, ziprasidone at 160 mg/day, or placebo. Patients treated with iloperidone had significantly greater improvements in Positive and Negative Syndrome Scale-Total (PANSS-T) scores than those on placebo and had PANSS-T improvement comparable to ziprasidone.

Iloperidone and ziprasidone showed similarly low effects on glucose, cholesterol, triglyceride and prolactin levels compared to placebo, and iloperidone was also associated with a favorable profile on the Extrapyramidal Symptoms Rating Scale (ESRS) versus placebo.

Additionally, iloperidone also had a similar akathisia profile to placebo, whereas ziprasidone was associated with a significant worsening of akathisia versus placebo on the Barnes Akathisia Scale (BAS), with 26 percent of patients experiencing a worsening of akathisia. Akathisia is a debilitating sensation of restlessness that can be unrelenting with symptoms that may occur around the clock.

A post-hoc, pooled analysis of three additional Phase III trials was also presented this week. Each trial was a randomized, double-blind, placebo- and active-controlled, parallel-group, six-week trial of patients with schizophrenia or schizoaffective disorder. The analysis evaluated change from baseline using the Brief Psychiatric Rating Scale (BPRS) for the 1,553 patients who remained on treatment for more than two weeks. Iloperidone demonstrated generally significant improvements over placebo in doses ranging from 4-8 mg/day to 20-24 mg/day; similar reductions in BPRS scores were observed at six weeks for iloperidone in doses of 20-24 mg/day, as compared to the active comparators risperidone and haloperidol. The analysis further demonstrated that iloperidone had a favorable safety profile, most notably with regard to extrapyramidal symptoms (EPS) and akathisia rates, weight and metabolic parameters, and prolactin levels.

Unmet Needs in Schizophrenia

Schizophrenia is a chronic, severe and disabling brain disorder that affects approximately one percent of Americans. Although there are many drugs approved to treat schizophrenia, including the commonly prescribed “atypical antipsychotics,” a high degree of dissatisfaction remains among physicians and patients. The recent CATIE (Clinical Antipsychotic Trials of Intervention Effectiveness) study, conducted by the National Institute of Mental Health (NIMH) and reported in The New England Journal of Medicine, evaluated several antipsychotic medications and revealed that 74 percent of patients taking antipsychotics discontinued treatment within 18 months, primarily because of insufficient efficacy and tolerability issues.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan’s products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.